CSX CORPORATION PURCHASES
TENDERED CONVERTIBLE DEBENTURES
AND ANNOUNCES RATE RESET

JACKSONVILLE, Fla., Oct. 31, 2011 - CSX Corporation (NYSE: CSX) announced today that it was required to purchase only $1,000.00 aggregate original principal amount at maturity of its Zero Coupon Convertible Debentures due October 30, 2021. CSX purchased each tendered debenture at its accreted value of $945.12 per $1,000 original principal amount at maturity. As a result, approximately $4.4 million aggregate principal amount at maturity of the debentures remain outstanding.
CSX also announced that in accordance with the terms of the debentures, the yield to maturity on the debentures reset to 1.00% per year on October 30, 2011.
About CSX
CSX Corporation, based in Jacksonville, Fla., is one of the nation's leading transportation companies, providing rail, intermodal and rail-to-truck transload services. The company's transportation network spans approximately 21,000 miles, with service to 23 eastern states and the District of Columbia. CSX's network connects more than 240 short line and regional railroads and more than 70 ocean, river, and lake ports. More information about CSX Corporation and its subsidiaries is available at www.csx.com.
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